Exhibit 99.5
HULIC
This business combination involves the securities of a foreign company.
The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

(Reference Translation of the Japanese Original)

Regarding the Merger between Hulic and Shoei

Purpose and Background of the Merger
HULIC
Benefits of the Merger for Hulic
(1) Strengthening of the leasing business
  oConsidering 0.2% vacancy ratio (as of December 2011), it is possible to increase revenues by expanding the leasable space

(2) Increase of office properties in the Chiyoda ward as part of strengthening leasing properties in three top central wards of Tokyo

(3) Contribution to diversification of leasing portfolio
  oCan obtain immediate increase in market share for non-office leasing category
  (2 nursing homes, 7 rental apartments, 6 retail and
operational facilities, 7 hotels)
  oCan obtain properties with long-term fixed leasing contracts.

Actions After Merging Shoei's Business (1)
HULIC
Real Estate ~ currently conducting due diligence on
each property
(1) Buildings older than 40 years are candidates for
reconstruction  ~  7 Units
(2) To sell properties that are inconsistent with
Hulic's portfolio strategy
  No losses expected from sales (because Shoei's assets
will be consolidated at market prices)
(3) Whether to keep warehouse portfolio is subject
to further consideration
  Two of three warehouses we succeed to are both
with long-term fixed leasing contracts
     Will consider keeping warehouse portfolio
after thorough information gathering
(4) To consider sales of properties to a listed
REIT that we are considering establishing in the future
    If we establish a listed REIT after two years
or more, we will consider selling properties that can
expect stable income after a value-increase
(5) To strengthen leasing operation. To integrate
PM operations of each

Actions After Merging Shoei's Business (2)
HULIC
Business Other than Real Estate ~cash generated to be a
source for repayment of loans
(1) To reduce labor cost
    All the current directors are scheduled to step down.
15 employees have resigned.
    For Shoei's PM, we have kept necessary headcounts.
(2) Massive reduction of overhead cost
  Systems / accounting / finances shall be integrated into
Hulic's system
(3) To unify borrowing terms
  To unify Shoei's borrowing terms with that of Hulic's upon each loan's maturity
  (Shoei's current interest rates of loans are around 0.6-0.7%
higher than Hulic's on average )
(4) To reduce currently-held investment securities
(5) To change Shoei's headquarters to a leasing property
To integrate functions of Shoei's headquarters to Hulic's new headquarters to which we move-in this autumn

Overview of Portfolio(After Merger)
HULIC
Summary of owned properties after the Merger
 Number of Buildings(Units)
7 office buildings in Chiyoda-ku
Includes 2 nursing homes
The Toranomon First Garden is the only duplicate
190
180
160
140
120
100
80
60
40
20
0
Hulic Shoei Total

     Hulic Shoei Total
Office/Retail/Warehouse   97 41 137
(within Tokyo Metropolitan Area) 85 26 110
Rental housing/nursing homes  34 9 43
(within Tokyo Metropolitan Area) 28 9 37
Total     131 50 180
(within Tokyo Metropolitan Area) 113 35 147

 Leasable Area(1000m2)
900
750
600
450
300
1500
0
Hulic Shoei Total

     Hulic Shoei Total
Office/Retail/Warehouse   396 320 716
(within Tokyo Metropolitan Area) 309 174 483
Rental housing/nursing homes  96 10 106
(within Tokyo Metropolitan Area) 84 10 94
Total     492 330 822
(within Tokyo Metropolitan Area) 393 184 577
Note:  Regional property acquired from Shoei:  2 distribution warehouses, 7 hotels, 3 retail establishments / supermarkets, 3 offices
Leasable area increases by 67%. Tokyo Metropolitan Area increases by 47%

New Company Position (excluding 3 major firms)
HULIC
Market Value (1/12/2012:100 million yen)
Nomura Real Estate
NTT Urban
Merged Company
Tokyu Land
Hulic
Tokyo Tatemono
Dai Bldg.
Sankei Bldg.
Heiwa Real Estate
Shoei
0
1000
2000
3000

FY 2011 Ordinary Income Forecast (consolidated:  100 million yen)
Nomura Real Estate
Tokyu Land
NTT Urban
Merged Company
Hulic
Dai Bldg.
Heiwa Real Estate
Sankei Bldg.
Shoei
Heiwa Real Estate
-200
0
200
400

Merger Process
HULIC
Merger Timeline
End of March 2012
Meeting of shareholders held by both companies
Merger is subject to the approval of the special
resolution at the meeting of shareholders
June 26, 2012 Last trading day for Hulic shares
June 27, 2012 Delisting of Hulic shares
July 1, 2012 Effective date of merger

Merger Ratio
3 shares of Shoei common stock will be allotted for each
share of common stock of Hulic.
Shoei : Hulic = 1:3
Hulic's shares held by Shoei (7 million shares) or treasury
stock held by Hulic (82 shares) will not be allotted shares in this merger.

Consequently, dilution to the stock due to the merger will
be limited to approximately 3.8%.

(For reference) Outline of the New Company (Planned)
HULIC
Name   Hulic Co., Ltd.
Merger Effective Date 7/1/2012
Surviving Company Shoei Co., Ltd. (3003JP)
Address of Head Office 2-5-13 Nihonbashi, Chuo-ku, Tokyo,
   Japan (Hulic's current head office)
Exchange Listings Tokyo Stock Exchange, First Section
Merger Ratio  Shoei : Hulic = 1:3
Name of Representative Saburo Nishiura (current President
   and Representative Director of Hulic)
Areas of Operation Real estate holdings, leases, sales,
   and brokerage operations and other
   related businesses
Fiscal Year  12/31

(For reference) Outline of the Merging Companies
HULIC

    Hulic     Shoei
Capital
As of December 31, 2011  12.326 billion yen   8.207 billion yen
Date of establishment  3/26/1957    3/27/1931
Issued shares
As of December 31, 2011  171,645,800 shares   41,330,382 shares
Projected 2011 dividend  11 yen (interim 5 yen,
    year-end 6 yen)    5 yen (interim only)
Fiscal year   12/31     12/31
Number of employees
(non-consolidated)
As of December 31, 2011  106     40
Correspondent banks  Mizuho Bank, Ltd.   Mizuho Corporate Bank, Ltd.
    Mizuho Trust and Banking Co., Ltd. Sumitomo Mitsui Banking Corporation
    Sumitomo Mitsui Banking Corporation Development Bank of Japan Inc.
    Development Bank of Japan Inc.  The Norinchukin Bank
    The Chuo Mitsui Trust and Banking  The Bank of Tokyo-Mitsubishi UFJ, Ltd.
    Company, Limited
    The Norinchukin Bank

(For reference) Major Shareholders (top ten) As of December 31, 2011
HULIC
Hulic
Tokyo Tatemono Co., Ltd.  9.25%
Meiji Yasuda Life Insurance Company 8.93%
Sompo Japan Insurance Inc.  8.92%
Yasuda Real Estate Co., Ltd.  5.94%
Mizuho Trust and Banking Co., Ltd. -
Oki Electric Co., Ltd. Retirement
Trustee, Trust and Custody Services
Bank, Ltd.    5.75%
The Yasuda Warehouse Co., Ltd.  5.65%
Japan Mortgage Co., Ltd.  5.47%
Mizuho Capital Co., Ltd.  5.24%
Tokio Marine and Nichido Fire
Insurance Co., Ltd.   4.55%
Shoei Co., Ltd.    4.07%

Percentage of foreign shareholders
(As of December 31, 2011)  3.4%

Shoei
State Street Bank and Trust Company 15.61%
Mizuho Trust and Banking Co., Ltd. -
Canon Inc. Re-entrust Trustee Trust
and Custody Services Bank, Ltd.  7.30%
Meiji Yasuda Life Insurance Company 3.90%
Sompo Japan Insurance Inc.  3.86%
Mizuho Trust and Banking Co., Ltd. -
Mizuho Corporate Bank, Ltd. Re-entrust
Trustee, Trust and Custody Services
Bank, Ltd.    2.91%
Tokyo Tatemono Co., Ltd.  2.85%
State Street Bank and Trust
Company 505025    2.45%
The Bank of Iwate, Ltd.   1.53%
Mizuho Trust and Banking Co., Ltd. 1.50%
Japan Trustee Services Bank, Ltd. 1.46%

Percentage of foreign shareholders
(As of December 31, 2011)  27.5%